Exhibit 99.1

AITX Announces Its Breakthrough AIR™ (Autonomous Intelligent Response) Technology

AI-Based Innovation Available Soon in RAD and RAD-R Solutions

Detroit, Michigan, May 15, 2024 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), is pleased to announce the biggest technology innovation it has ever developed which it is calling Autonomous Intelligent Response, abbreviated to AIR. AIR is the inevitable evolution of the Company’s Autonomous Remote Services (ARS) paradigm by harnessing newly developed technological innovations to deliver intelligent human-like response in every applicable surveillance camera and RAD device.

“It’s like having the best possible remote video operator watching every camera with unblinking eyes and ready to apply best practices for engagement in an instant,” said Steve Reinharz, AITX CEO & CTO. “Imagine having a security operations center at the edge in every device, that’s AIR. This massively enhances our ability to identify and deter dangerous and costly events in addition to a myriad of other solutions.”

The significance of this development has prompted the Company to update the AITX Mission Statement.

AIR will be utilized throughout all AITX subsidiaries and made available for licensing in the future. For Robotic Assistance Devices, Inc. (RAD), this means the Generation 4 RAD devices and software (ROSA™, RIO™, AVA™, ROSS™) will be fully AIR-capable. AIR will also be the software backbone for RADCam™ from subsidiary RAD-R, providing home security performance levels not currently known to be available in the marketplace.

AIR’s autonomy allows AIR-based security devices to monitor environments, detect anomalies, and respond to potential threats without the need for constant human oversight. By reducing reliance on human resources, AIR not only enhances efficiency and lowers operational costs but also ensures continuous, uninterrupted protection, even in the most dynamic and complex scenarios.

Additionally, AIR-enabled systems can initiate visual and audible alarms, alert authorities, and lock doors in real-time, providing a level of responsiveness that is both faster and more accurate than traditional security systems. This rapid response capability is crucial in mitigating risks and preventing incidents before they escalate, ensuring that security measures are always one step ahead of potential threats.

Reinharz continued, “The introduction of AIR represents our unwavering commitment to advancing security and facility management through cutting-edge technology. Stay tuned for more updates and detailed insights into how AIR will redefine the landscape of intelligent security solutions.”

The Company noted that it is making preparations for the first AIR demonstrations in the next few weeks which will be available on the AITX YouTube channel.

The forthcoming release of AIR marks a pivotal moment in the evolution of corporate security and facility management. As businesses and organizations face increasingly sophisticated security challenges along with budget constraints, AIR enables transformative solutions that will combine autonomy, intelligence, and responsiveness.

AITX, through its subsidiaries, Robotic Assistance Devices, Inc. (RAD), RAD-R, RAD-M and RAD-G is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz